Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 3, 2022)	Registration No. 333-266435

FaZe Holdings Inc.

Up to 5,923,333 Shares of Common Stock (for issuance)

Up to 64,035,579 Shares of Common Stock (for resale)

Up to 173,333 Warrants to Purchase Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated October 3, 2022 (as amended and supplemented, the “Prospectus”), related to the issuance by us of up to 5,923,333 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation ( “FaZe”), consisting of (i) shares of Common Stock issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus) that were issued upon the separation of the Private Placement Units (as defined in the Prospectus) that were issued in a private placement simultaneous with the IPO (as defined in the Prospectus) and (ii) shares of Common Stock issuable upon the exercise of the Public Warrants (as defined in the Prospectus) that were issued to stockholders as part of the units issued in the IPO. The Prospectus also relates to the resale by certain Selling Holders (as defined in the Prospectus) of: (1) up to 64,035,579 shares of Common Stock, consisting of (i) 40,512,679 shares of Common Stock issued to pre-Business Combination (as defined in the Prospectus) securityholders of Legacy FaZe (as defined in the Prospectus) in connection with the Business Combination, (ii) 520,000 shares of Common Stock issued upon the separation of the Private Placement Units that were issued in a private placement simultaneous with the IPO, (iii) 10,000,000 shares of Common Stock issued in the PIPE Investment (as defined in the Prospectus), (iv) 4,312,500 shares of Common Stock converted from the Founder Shares (as defined in the Prospectus), (v) 8,517,067 shares of Common Stock issuable upon the exercise of those Legacy FaZe Options (as defined in the Prospectus) that converted into FaZe stock options in connection with the Business Combination and (vi) 173,333 shares of Common Stock that may be issued upon exercise of the 173,333 Private Placement Warrants; and (2) up to 173,333 Private Placement Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FAZE” and “FAZEW,” respectively. On February 15, 2023, the closing price of our Common Stock on Nasdaq was $0.76 per share and the closing price of our Warrants on Nasdaq was $0.08 per Warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 N. Cahuenga Blvd. Los Angeles, CA	90038
(Address of principal executive offices)	(Zip Code)

(818) 688-6373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

The preliminary financial data for the fiscal year ended December 31, 2022 set forth under Item 8.01 below is incorporated into this Item 2.02 by reference.

Item 8.01	Other Events.

On February 16, 2023, Faze Holdings Inc. (the “Company”) announced to its employees a reorganizational plan to streamline its team structure in support of its business priorities. A copy of a written communication delivered to the Company’s employees in connection with such announcement is set forth as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein (the “Employee Communication”).

The Employee Communication includes preliminary financial data for the fiscal year ended December 31, 2022. The preparation of consolidated financial statements for the Company for the year ended December 31, 2022 is not yet complete. Management believes the preliminary results of operations are reasonable under the circumstances and reflect management’s estimates based solely upon information available as of the date of the Employee Communication.

Cautionary Statement Regarding Forward-Looking Statements

Actual results could differ materially from these estimates because of final adjustments, the completion of our financial review and closing procedures, and other developments after the date of Employee Communication. Important factors that could cause actual results to differ from our preliminary estimates are set forth below.

The preliminary financial data included in Employee Communication has been prepared by, and is the responsibility of, the Company’s management. Marcum LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

The information in this report, and in the Employee Communication incorporated by reference herein, includes “forward-looking statements” pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this report, or the Employee Communications incorporated by reference herein, regarding the Company’s strategy, future operations and financial performance, estimated revenue, including whether the Company’s actual financial results for the year ended December 31, 2022 will differ materially from the unaudited preliminary results reported included herein or therein, projections of market opportunity, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements generally are identified by the words “budget,” “could,” “forecast,” “future,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “strive,” “would,” “should,” “may,” “believe,” “intend,” “expects,” “will,” “projected,” “continue,” “increase,” and/or similar expressions that concern strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the management’s belief or interpretation of information currently available.

These forward-looking statements are based on various assumptions, whether or not identified herein, and on the current expectations of management and are not predictions of actual performance. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, whether or not identified in this report, or the Employee Communication incorporated by reference herein, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many factors could cause actual results and condition (financial or otherwise) to differ materially from those indicated in the forward-looking statements. For a more detailed discussion of such factors, see Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and the Company’s other filings with the Securities and Exchange Commission. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. Forward-looking statements speak only as of the date they are made. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this report. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Communication to Employees, dated February 16, 2023.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAZE HOLDINGS INC.

Date: February 16, 2023	By:	/s/ Lee Trink
	Name:	Lee Trink
	Title:	Chief Executive Officer

Exhibit 99.1

Subject Line: All Hands Follow-Up

Hi everyone,

I wanted to send everyone a note following our all hands meeting earlier this week. We find ourselves at an important time of change at the company. We continue to experience the incredible growth we’ve demonstrated over the last few years around our brand and revenue. As I described, I’m extremely proud that we expect to report the revenue growth for 2022 will show an increase of over 25% from 2021. Knowing that we are growing revenue significantly in this market, I’m optimistic about what’s ahead for us. But, as we discussed, we also have to be aware we’re operating in a very different economic environment today than we were even at the time we went public.

One change was letting go of a number of talented friends and team members over the past few days. While changes like this are always difficult, I’m confident that this new structure, accompanied by much greater focus on financial discipline and the holistic strategy we described at the all hands meeting will put the company in the best position for us to capitalize on the many opportunities ahead.

Our original IPO plans contemplated raising significantly more capital. That capital was intended to fund a strategy where we could take multiple shots at new opportunities. Over the span of time while going public, we hired staff to execute on those opportunities. While we continue to execute on exciting new partnerships, we have re-examined the breadth of our growth strategy in light of our current balance sheet. This re-focus, plus more uncertainty in the overall economy has led us to reducing our employee base. This reduction and increased financial discipline, alongside our growth in revenue, will help enable us to become profitable sooner, setting up FaZe Clan for long-term success.

As we embark on 2023 with a more streamlined, nimbler organization, our key focus is on the core aspects of what makes FaZe FaZe, and what has allowed the brand and the business to grow at an incredible pace over the past five years.

We will continue to build upon the growth our partnerships business has experienced. From Ghost, McDonald’s, Comcast Xfinity, MoonPay, DoorDash & Totino’s to ground breaking new partnerships like Porsche and Nike… the evolution of this part of our business is truly extraordinary.

We are prioritizing investing in talent to an even greater extent than in previous years, focusing on recruiting new superstars and delivering more value to all members on an enhanced and more potent FaZe roster. And in select cases, we will stand up new businesses in partnership with our top talent.

We continue to focus on delivering content to our audience that is created by and supported by FaZe talent with a more robust and integrated social strategy that is purpose built for every platform.

In summary, I am confident that we can continue growing revenue in a healthy way, while having more discipline around spending — executing on this strategy will enable us to reach our ultimate goal of profitability, while being a brand our community and culture is proud of. That goal remains squarely in front of us, and we’re committed to positioning FaZe as the global leader in our industry and for long-term success.

Thank you all for your continued hard work and tireless dedication. Please don’t hesitate to reach out to myself or Zach with any questions.

Lee